[Exhibit 5.1]

	HUNTON & WILLIAMS LLP
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October 20, 2005	FILE NO.	64887.15
Board of Trustees
First Potomac Realty Trust
7600 Wisconsin Avenue
Bethesda, Maryland 20814
First Potomac Realty Trust
Issuance of 3,450,000 Common Shares of Beneficial Interest
Ladies and Gentlemen:
     We have acted as special counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the offer and sale of up to 3,450,000 common shares of beneficial interest of the Company, par value $.001 per share (including an option granted to the underwriters to purchase up to 450,000 common shares to cover over-allotments) (collectively, the “Shares”). The Shares will be issued in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-120821), as filed with the Securities and Exchange Commission (the “Commission”) on November 30, 2004, as amended by Amendment No. 1 thereto, as filed by the Company with the Commission on December 13, 2004 and Amendment No. 2 thereto, as filed with the Commission on December 14, 2004 (as amended at the time it became effective, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, the prospectus dated December 14, 2004 contained therein and the prospectus supplement dated October 20, 2005 (collectively, the “Prospectus”) and an Underwriting Agreement dated as of October 20, 2005 (the “Underwriting Agreement”) between the Company, First Potomac Realty Investment Limited Partnership and KeyBanc Capital Markets, as representative of the several underwriters named on Schedule A thereto.
     In connection with the foregoing, we have examined the following:
     (i) the Registration Statement;
     (ii) the Prospectus;
     (iii) the Underwriting Agreement;

Board of Trustees
First Potomac Realty Trust
October 20, 2005

     (iv) the Amended and Restated Declaration of Trust of the Company, filed with the State Department of Assessments and Taxation of the State of Maryland on September 26, 2003, as certified as of the date hereof by the State Department of Assessments and Taxation of the State of Maryland (the “Declaration of Trust”);
     (v) the Company’s Amended and Restated Bylaws, as certified as of the date hereof by the Secretary of the Company (the “Bylaws”); and
     (vi) resolutions of the Board of Trustees of the Company dated as of November 23, 2004 and October 11, 2005 and of the Pricing Committee of the Board of Trustees dated as of October 20, 2005, as certified by the Secretary of the Company as of the date hereof.
     For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).
     We do not purport to express an opinion on any laws other than the Maryland REIT Law.
     Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement and upon payment therefor in the manner contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of even date herewith and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.
     This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances

Board of Trustees
First Potomac Realty Trust
October 20, 2005

that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP